Zentalis Pharmaceuticals Announces $25 Million Equity Investment from Pfizer
Zentalis and Pfizer plan to jointly advance the clinical development of ZN-c3, a selective Wee1 inhibitor designed to induce synthetic lethality in cancer cells
Adam Schayowitz, Ph.D., MBA, Vice President & Medicine Team Group Lead for Breast Cancer, Colorectal Cancer and Melanoma, Pfizer, to join Zentalis’ Scientific Advisory Board
Cash runway extended into Q1 2024, with Pfizer’s equity investment and budget reallocation
NEW YORK and SAN DIEGO, April 27, 2022 – Zentalis Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers, today announced that it has agreed to sell 953,834 of its common shares at a price of $26.21 per share to Pfizer for gross proceeds of $25.0 million (the "Transaction"). The common shares were offered and sold to Pfizer in a registered direct offering conducted without an underwriter or placement agent. The offering is expected to close on or about April 29, 2022, subject to customary closing conditions. Zentalis intends to use the net proceeds of the offering to help fund ongoing and planned clinical trials, including studies of ZN-c3, its Wee1 inhibitor, and ZN-d5, its BCL-2 inhibitor, and for working capital and general corporate purposes. With prioritization of the clinical development of ZN-c3 and ZN-d5, budget reallocation and Pfizer’s investment, the Company extends current cash runway into Q1 2024.
Pfizer also expects to leverage its global development capabilities and expertise to enhance Zentalis’ clinical development program. The parties have entered into an agreement to collaborate to advance the clinical development of ZN-c3, a selective Wee1 inhibitor designed to induce synthetic lethality in cancer cells.
Zentalis will maintain full economic ownership and control of ZN-c3 and the rest of its pipeline.
Dr. Anthony Sun, Chairman and Chief Executive Officer of Zentalis, commented, “Given Pfizer’s deep expertise in developing treatments for genitourinary cancers, we are proud not only to receive capital support but to partner with them to develop a potential treatment option for patients living with cancer. We look forward to advancing our promising therapeutics to hopefully realize the full potential of our internally discovered oncology pipeline.”
“We are proud to support Zentalis and to assist in the clinical advancement of its pipeline,” said Chris Boshoff, MD, PhD, FMedSci, Chief Development Officer, Pfizer Oncology. “We believe Zentalis’ commitment to developing innovative treatments holds promise, and we are looking forward to continuing our relationship to potentially help better the lives of people with cancer.”
In addition, Adam Schayowitz, Ph.D., MBA, Vice President & Medicine Team Group Lead for Breast Cancer, Colorectal Cancer and Melanoma, Pfizer, will join Zentalis’ Scientific Advisory Board. Dr. Schayowitz will work closely with Zentalis’ senior management team to provide input on the Company’s clinical strategy.
The securities described above were offered by means of a prospectus supplement dated April 26, 2022, and accompanying prospectus dated May 4, 2021, forming a part of the Company’s effective shelf registration statement (File No. 333-255769). The prospectus supplement and accompanying prospectus relating to this offering will be filed with the U.S. Securities and Exchange Commission (the “SEC”) and will be available on the SEC’s website at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common shares, nor shall there be any sale of the common shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Zentalis Pharmaceuticals
Zentalis Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers. The Company is developing a broad pipeline of potentially best-in-class oncology candidates, all internally discovered, which include ZN-c3, a Wee1 inhibitor for advanced solid tumors, ZN-c5, an oral selective estrogen receptor degrader (SERD) for ER+/HER2- breast cancer, ZN-d5, a BCL-2 inhibitor for hematologic malignancies and related disorders, ZN-e4, an EGFR inhibitor for non-small cell lung carcinoma (NSCLC) and a heterobifunctional degrader of BCL-xL for solid and hematological malignancies. The Company has licensed ZN-c3, ZN-c5 and ZN-d5 to its joint venture, Zentera Therapeutics, to develop and commercialize these candidates in China. Zentalis has operations in both New York and San Diego.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the development, potential, safety, efficacy, and regulatory and clinical progress of our product candidates in the United States and globally. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic has adversely impacted and may continue to adversely impact our business, including our preclinical studies and clinical trials; our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of our lead product candidates; failure to identify additional product candidates and develop or commercialize marketable products; the early stage of our development efforts; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; failure to obtain U.S. or international marketing approval; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel; and significant costs as a result of operating as a public company; and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
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Investor Contact:
Alexandra Roy
Solebury Trout
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Media Contact:
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Solebury Trout
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